Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 115 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated February 23, 2015, relating to the financial statements and financial highlights which appear in the December 31, 2014 Annual Reports to Shareholders of the Loomis Sayles Multi-Asset Income Fund (formerly Natixis Diversified Income Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance,” “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts

August 28, 2015